Exhibit 99.1

Abraxas Adopts Tax Benefits Preservation Plan

SAN ANTONIO--(BUSINESS WIRE)--March 17, 2010--Abraxas Petroleum Corporation (NASDAQ: AXAS) today announced that its board of directors has adopted a tax benefits preservation plan designed to preserve Abraxas’ ability to use its net operating loss carryforwards (NOLs) under Section 382 of the Internal Revenue Code. The plan is similar to tax benefit preservation plans adopted by many other public companies with significant tax attributes.

As of December 31, 2009, Abraxas had NOLs amounting to approximately $121.7 million. Abraxas can utilize these NOLs in certain circumstances to offset future U.S. taxable income and reduce its U.S. federal income tax liability. However, Abraxas’ ability to use its NOLs could be substantially limited if there were an “ownership change” as defined under Section 382. In general, an ownership change would occur if there were a cumulative change in Abraxas’ ownership by stockholders who beneficially own 5% or more of Abraxas’ outstanding common stock that exceeds 50% over a rolling three-year period.

As part of the plan, Abraxas’ board declared a dividend of one preferred share purchase right for each outstanding share of its common stock. The preferred share purchase rights will be distributed to stockholders of record as of March 16, 2010 but would only be activated if triggered by the plan. The issuance of the preferred share purchase rights will not affect Abraxas’ reported earnings per share and is not taxable to Abraxas or its stockholders.

Effective today, if any person or group acquires 4.9% or more of the outstanding shares of Abraxas common stock (subject to certain exceptions), there would be a triggering event under the plan resulting in significant dilution in the ownership interest of such person or group. Abraxas’ board has the discretion to exempt any acquisition of common stock from the provisions of the plan and the plan may be terminated at any time prior to it being triggered.

“Our NOLs are an important and valuable asset to us. The plan, which is consistent with actions taken by other companies with valuable tax assets, has been structured and approved by the board solely to protect our stockholders from the possibility of losing an important and valuable asset. The plan has a limited life and is not intended for defensive or anti-takeover purposes,” commented Bob Watson, Abraxas’ President and CEO.

The preferred share purchase rights will expire upon (1) the close of business on March 16, 2015 (unless that date is advanced or extended by Abraxas’ board); (2) the time at which these rights are redeemed or exchanged under the plan; (3) the repeal of Section 382 or any successor statute, if Abraxas’ board determines that the plan is no longer necessary for the preservation of tax attributes; or (4) the beginning of a taxable year in which Abraxas’ board determines that no tax attributes may be carried forward.

Additional information regarding the tax benefits preservation plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Abraxas will be filing with the Securities and Exchange Commission and which will be available via the EDGAR database on the SEC’s web site at www.sec.gov. In addition, Abraxas’ stockholders of record as of March 16, 2010 may request a detailed summary of the plan from Abraxas.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

CONTACT:
Abraxas Petroleum Corporation
Barbara M. Stuckey, 210-490-4788
Vice President - Corporate Finance
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com